Exhibit 99.1

Constellation Pharmaceuticals Provides Update on MANIFEST Clinical Trial of CPI-0610 in Myelofibrosis, Reviews 2018 Accomplishments, and Announces 2019 Data Disclosure Plans for Lead Programs

•	Constellation CEO Jigar Raythatha will present at the J.P. Morgan Healthcare Conference on Wednesday, January 9, 2019, at 4PM PST/7PM EST

•

The presentation will include updated results from the first four patients in the MANIFEST Phase 2 clinical trial, demonstrating potentially disease-modifying effects of CPI-0610 and its potentially differentiated safety profile vs. other BET inhibitors

•

Presentations of interim clinical data from the MANIFEST Phase 2 clinical trial of CPI-0610 and the Phase 1b portion of the ProSTAR clinical trial of CPI-1205 in prostate cancer are planned for medical meetings in the second quarter of 2019

•	Constellation plans to initiate a Phase 1 clinical trial of CPI-0209 in mid-2019

CAMBRIDGE, Massachusetts, January 3, 2019 – Constellation Pharmaceuticals, Inc. (Nasdaq: CNST), a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today provided an update on progress in the MANIFEST Phase 2 clinical trial of CPI-0610 in myelofibrosis (MF). The Company also reviewed its 2018 accomplishments and announced its data disclosure plans for 2019.

As of December 10, 2018, each of the first four ruxolitinib-resistant second-line MF patients in MANIFEST remained on study. The two patients treated with a combination of CPI-0610 and ruxolitinib (i.e., CPI-0610 added onto existing treatment with ruxolitinib) have been treated for over 16 months. The two patients treated with CPI-0610 monotherapy have been treated for over 12 months. Each of the four patients has shown a reduction in spleen volume and improved hemoglobin levels. One of the combination therapy patients was transfusion dependent before therapy and converted to being transfusion independent after CPI-0610 was added to the patient’s regimen. As of our data cutoff, this patient’s response has persisted free of transfusions for over 52 weeks. Additionally, bone marrow biopsies before and after treatment were analyzed for the two patients on monotherapy, and both demonstrated a one-grade improvement in bone marrow fibrosis score as well as associated improvements in hemoglobin and platelets. Taken together, these results suggest that CPI-0610 may be modifying the underlying course of the disease in these ruxolitinib-resistant MF patients.

The Company has now opened 16 clinical trial sites in the U.S., Canada, and E.U. and enrolled 18 patients in MANIFEST. Only one patient has discontinued treatment, which was due to a non-drug-related serious adverse event. The recommended Phase 2 dose of CPI-0610 in the MANIFEST study is 125 mg once daily (may be titrated up), which is below the maximum tolerated dose of 225 mg once daily. Furthermore, in a Phase 1 clinical trial of CPI-0610, the Company also showed that the dose-limiting toxicity of thrombocytopenia was reversible and non-cumulative. Taken together, preliminary data suggest that CPI-0610 may have a wider therapeutic window and the potential for a differentiated toxicity profile relative to some other BET inhibitors, based on their published data.

Additional 2018 Accomplishments

“During 2018, we generated encouraging preliminary clinical data for both CPI-0610 and CPI-1205, which led the Company to expand both clinical programs,” said Jigar Raythatha. “We are particularly excited by the preliminary Phase 2 results we have seen thus far in CPI-0610 that demonstrate potential disease-modifying effects rather than primarily addressing the symptoms of the disease. In addition, we advanced CPI-0209, our second-generation EZH2 inhibitor that has the potential to broaden the patient populations treated with EZH2 inhibition, into IND-enabling development during the year.”

CPI-0610

•

Constellation announced that it enhanced and expanded the MANIFEST Phase 2 trial in October to stratify for transfusion dependence status. The Company also announced the planned initiation of a new arm to determine whether the combination of CPI-0610 and ruxolitinib in ruxolitinib-naïve MF patients could improve on the benefit of ruxolitinib alone in first-line treatment of myelofibrosis.

•

Constellation announced that the FDA granted Fast Track status for CPI-0610 in myelofibrosis in November, a designation that facilitates the development and expedites the review of drugs to treat serious or life-threatening diseases and to fill unmet medical needs.

CPI-1205

•

Thirty-six patients have been enrolled in the Phase 1b portion of the ProSTAR clinical trial of CPI-1205 in metastatic castration-resistant prostate cancer (mCRPC) in combination with either abiraterone or enzalutamide. Constellation established the safety, pharmacokinetics, and pharmacodynamics of CPI-1205 in both the enzalutamide and the abiraterone arms. The Company also observed evidence of clinical activity in both arms.

•

Constellation announced the initiation of the Phase 2 portion of ProSTAR in December. Based on the clinical activity and safety profile demonstrated by CPI-1205 with either abiraterone or enzalutamide in the Phase 1b portion, Constellation expanded the Phase 2 portion of ProSTAR to study both combinations, i.e., a randomized trial of CPI-1205 + enzalutamide versus enzalutamide alone, as well as a single arm of CPI-1205 + abiraterone. While a low response rate and a short duration of response have been observed in clinical trials of second-line treatment of mCRPC generally, the unmet need in this setting is particularly great with abiraterone alone. Dosing has begun in the enzalutamide arm and will soon begin in the abiraterone arm.

CPI-0209

•

The Company nominated CPI-0209 as a development candidate in April. Preclinical data demonstrated that CPI-0209 engaged EZH2 more comprehensively and durably and produced more rapid tumor regression with lower and less frequent dosing compared with first-generation EZH2 inhibitors.

Corporate Development

•

Constellation completed a crossover financing in April and an initial public offering in July, together raising $160 million. As a result of these successful financings, Constellation expects to be able to fund its operations into the second quarter of 2020.

•

Constellation strengthened its management team by appointing a General Counsel and a Chief Scientific Officer. In addition, the Company expanded the board with appointments of two executives with extensive industry experience in prostate cancer and myelofibrosis.

A Look Ahead at 2019

“2018 was all about execution, and we reached each of the business and R&D milestones that we set out to achieve for ourselves and our shareholders,” continued Mr. Raythatha. “We expect 2019 to be an important year focused on data, as we are set up to deliver results from our ongoing studies throughout 2019.”

Constellation aims to achieve the following milestones in 2019:

CPI-0610

•	Presentation of interim data from the Phase 2 MANIFEST clinical trial of CPI-0610 is planned for medical meetings in the second quarter of 2019.

•	Disclosure of additional Phase 2 data from the MANIFEST clinical trial is expected at a medical meeting in the second half of 2019.

CPI-1205

•	Presentation of the Phase 1b data from ProSTAR is planned in the second quarter of 2019.

•	Disclosure of interim Phase 2 ProSTAR data is expected at a medical meeting in the second half of 2019.

CPI-0209

•

Initiation of the Phase 1 clinical trial in solid tumors with CPI-0209 is expected in mid-2019. The Company will also provide a translational science update to inform our disease indication selection strategy for CPI-0209 prior to initiating clinical development.

“With three promising clinical programs expected to be underway during 2019, we are excited about Constellation’s prospects,” Mr. Raythatha concluded. “Our clinical trials for CPI-1205 and CPI-0610 are each designed to provide multiple opportunities for success in areas of significant unmet medical need. CPI-0209 may achieve comprehensive coverage of EZH2 and address additional patient populations beyond those that have been targeted by first-generation EZH2 inhibitors. In all of these efforts, we continue to work diligently to bring important new medicines to cancer patients in need and to create value for our shareholders.”

About MANIFEST

MANIFEST is an open-label Phase 2 clinical trial of the BET inhibitor CPI-0610 in patients with myelofibrosis (MF). MANIFEST is evaluating CPI-0610, either as a monotherapy or in combination with ruxolitinib, in patients with MF who are refractory to or intolerant of or have relapsed or lost response to the standard of care. Based on encouraging preliminary data, Constellation amended the design of each second-line cohort to stratify all patients enrolled in the study based on transfusion dependence status. In addition, the Company amended the design of MANIFEST to include a third cohort designed to evaluate treatment with CPI-0610 in combination with ruxolitinib as a first-line therapy in JAK 1/2-inhibitor-naïve MF patients.

About ProSTAR

ProSTAR is an open-label Phase 1b/2 clinical trial of CPI-1205, a potent and highly selective small-molecule EZH2 inhibitor, in patients with metastatic castration-resistant prostate cancer (mCRPC). The ProSTAR study is evaluating CPI-1205 in combination with either enzalutamide or abiraterone / prednisone (“abiraterone”), which are androgen receptor signaling (ARS) inhibitors, in mCRPC patients who experienced disease progression while receiving the other ARS inhibitor. Based on encouraging results from the Phase 1b portion, the Company initiated dosing in the randomized Phase 2 portion studying CPI-1205 in combination with enzalutamide versus enzalutamide alone. Constellation also expanded the Phase 2 portion of the study by adding an arm evaluating CPI-1205 in combination with abiraterone in the second-line setting.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that selectively modulate gene expression to address serious unmet medical needs in patients with cancer. The Company has a deep understanding of how epigenetic and chromatin modifications in cancer cells and in the tumor and immune microenvironment play a fundamental role in driving disease progression and drug resistance. Constellation is driving development of the EZH2 inhibitors CPI-1205 and CPI-0209 for the treatment of metastatic castration-resistant prostate cancer and other cancers as well as the BET inhibitor CPI-0610 for the treatment of myelofibrosis. The Company is also applying its broad research and development capabilities to explore other novel targets that directly and indirectly impact gene expression to fuel a sustainable pipeline of innovative small-molecule product candidates.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development status of the Company’s product candidates, the anticipated benefits of the changes to its clinical trial protocols and its anticipated achievement of milestones, including determination of proof of concept. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-1205; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward- looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. CPI-1205, CPI-0610, and CPI-0209 are investigational in nature and have not yet been approved by the FDA or other regulatory authorities.

Contact

Ronald Aldridge

Senior Director, Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com